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                                                                    EXHIBIT 99.2


Management's Discussion and Analysis of Financial Condition and
Results of Operations
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In the fourth quarter of fiscal year 2000, the Company transferred its
Integrated Systems division (formerly known as the Data Systems division) from the Information Systems segment to the Advanced Electronics segment. Accordingly, the information for the first quarter of fiscal year 2000 has been restated to reflect this change.


Results of Operations

The Company reported revenues and segment operating profit of $1.41 billion and $113.7 million for the first quarter ended October 31, 2000 compared with $1.37 billion and $131.7 million, respectively, for the first quarter of fiscal year 2000. Net earnings and diluted earnings per share for the first three months of fiscal year 2001 were $44.9 million and $.97, respectively, compared with net earnings and diluted earnings per share before cumulative effect of a change in accounting principle of $52.8 million and $1.13, respectively for the prior fiscal year. The cumulative effect of a change in accounting principle (net of tax) of $2.8 million or $.06 per share resulted from the first quarter fiscal year 2000 adoption of Statement of Position 97-3, which required a change in the accounting for assessments by the workers' compensation second-injury fund administered by the Department of Labor.


Advanced Electronics

The Advanced Electronics segment reported revenues of $339.4 million and operating profit of $16.3 million for the first quarter ended October 31, 2000 compared with $378.6 million and $28.9 million, respectively, for the prior year's first quarter. The current quarter's results were adversely affected by additional cost growth provision totaling $15 million for the CG 47 Ships Automated Electronics program, a fixed-price development program for electronic shipboard modernization of U.S. Navy cruisers. The cost and effort to develop, integrate and install the customized "Smart Ship" software system was more than originally contemplated by both parties. As a result, the Company is currently in discussion with the Navy to restructure the program. The Company has therefore recorded expected cost growth through ship three of the eight-ship program, which does not include potential reimbursement of requests for equitable adjustment for completed work. To date, no loss has been recorded on ships four through eight, as management is in discussions with the Navy to address contractual issues affecting future ship upgrades and the ultimate outcome of these discussions cannot be presently determined. If the discussions do not proceed favorably, additional losses may result net of any potential reimbursement of requests for equitable adjustments. The Navy formally accepted delivery of the first ship, the USS Ticonderoga, in the fourth quarter of fiscal year 2000. The second ship in the program, the USS Monterey, successfully completed sea trials in October, performing beyond customer expectations during 46 shipwide exercises. See "Subsequent Events" for further discussion. Backlog for the Advanced Electronics segment was $1.4 billion at October 31, 2000 and July 31, 2000.

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Information Systems

The Information Systems segment reported revenues and operating profit of $341.0 million and $19.1 million for the first quarter of fiscal year 2001 compared with $368.9 million and $20.0 million, respectively, for the first quarter of fiscal year 2000. While operating margins improved slightly, revenues decreased as a result of the sale of several non-core businesses during fiscal year 2000 and the completion of two long-term programs at the Company's PRC Inc. subsidiary in the first quarter of the current fiscal year. Firm backlog at October 31, 2000 for the Information Systems segment increased to $952.1 million from $777.5 million at July 31, 2000. This increase was primarily due to a contract awarded by the U.S. government to provide systems engineering and technical assistance for communications related systems. The segment reported non-firm unfunded backlog with potential contract values of $2.3 billion at October 31, 2000 compared with $2.1 billion at July 31, 2000.


Ship Systems

The Ship Systems segment reported revenues and operating profit of $544.0 million and $45.7 million for the first quarter of fiscal year 2001 compared with $472.4 million and $58.6 million for the first three months of fiscal year 2000. Revenues increased due mainly to higher levels of construction activities on long-term contracts at the Company's Ingalls Shipbuilding Inc. subsidiary ("Ingalls"). Current construction activities at Ingalls include six Aegis destroyers and the seventh LHD class amphibious assault ship for the U.S. Navy and two passenger cruise ships for a commercial customer. Major contracts under construction at Avondale Industries Inc. ("Avondale") include four Sealift support ships and three LPD 17 Class amphibious assault ships for the U.S. Navy and three double-hulled Polar tankers for a commercial customer. Avondale is currently under contract to construct three ships for the LPD 17 program while a fourth is being built by a team member under a cost reimbursement contract. Ship Systems operating profit was negatively impacted by the increasing mix of lead ship activity on the double-hulled Polar tankers, LPD 17 program and commercial cruise ships. During the quarter, the Company recorded cost growth of $20 million in the Polar tanker program, which was substantially offset by favorable changes in estimated overhead rates and other items. Future performance on the overall program will be determined after completion of lead ship testing and evaluation during upcoming sea trials and a full assessment of the benefits of productivity improvement initiatives undertaken by management. Concurrent with these measurements, management is discussing cost containment and revised delivery schedules for the remaining tankers with its subcontractors and customer. See "Subsequent Events" for further discussion. Ship Systems backlog was $5.6 billion at the end of the first quarter versus $5.8 billion at the end of fiscal year 2000.


Electronic Components and Materials

Revenues and operating profit for the Electronic Components and Materials segment were $201.5 million and $32.7 million for the first quarter of the current fiscal year, compared with $161.5 million and $24.4 million, respectively, for the same period of the prior year. Sales increases of approximately 30% at Litton's Interconnect Products and Electronic Materials divisions combined to generate the quarter's strong results, demonstrating continued strong demand from the segment's telecommunications and networking customers. The outlook for growth opportunities in commercial electronics remains favorable and, in response, the Company has increased capital spending on new product development and production capacity expansion.

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Pension Income

Operating results for the first quarter of fiscal years 2001 and 2000 included $28.8 million and $21.6 million, respectively, in pre-tax periodic non-cash pension income under the Company's defined benefit plans. These amounts, when combined with the costs of the Company's other benefit plans, resulted in approximately $13.0 million and $6.3 million pre-tax income, respectively.


Liquidity and Capital Resources

Cash and marketable securities increased to $66.5 million at October 31, 2000 from $32.1 million at July 31, 2000. Net cash provided by operating activities amounted to $29.0 million for the first three months of the current fiscal year compared with $7.0 million for the first three months of the prior fiscal year. Net cash used for investing activities in the prior year's first quarter included the acquisition of Avondale on August 2, 1999, for which the Company issued $400 million of 8% senior notes due 2009 and short-term borrowings. Capital expenditures were higher in the current year's first quarter due mainly to investments made by the Ship Systems segment to improve productivity and by the Electronic Components and Materials segment to expand capacity and for new product development. Management believes that cash flow from operations, along with available borrowing capacity, will be sufficient to meet anticipated operating needs and to fund capital spending programs. At October 31, 2000, the Company had unused credit commitments of $800 million under two revolving credit agreements with various banks which serve as back-up facilities for its commercial paper program.

Net interest expense for the current year's first quarter amounted to $24.3 million compared with $25.5 million for the prior year's period.


New Accounting Standards

Effective August 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that all derivatives, including foreign currency exchange contracts, be recognized as assets or liabilities in the consolidated balance sheet and measured at fair value. The Company enters into forward contracts primarily to hedge certain sales and purchase commitments denominated in foreign currencies to limit the effect of exchange rate fluctuations on its results of operations and cash flows. These forward contracts are designated as fair value hedges and are expected to be highly effective as the terms of the forward contracts are generally the same as the sales and purchase commitments. Any gains or losses resulting from changes in fair value would be recognized in income with an offsetting adjustment to income for changes in the fair value of the hedged item. The forward contracts generally have maturity dates of up to two years. The adoption of SFAS 133 did not result in a material impact to the Company's consolidated financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", with an effective date no later than the fourth quarter of the Company's fiscal year 2001. The Company believes that its revenue recognition practices are already consistent with the requirements of SAB No. 101.

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Subsequent Events

On December 21, 2000, the Company signed a definitive agreement with Northrop Grumman Corporation ("Northrop Grumman") under which Northrop Grumman would acquire for cash all of the outstanding stock of Litton for $80 per Common share and $35 per Series B Preferred share. The terms of the merger agreement were subsequently amended on January 23, 2001 to restructure the exchange offer for all Litton Common stock. As amended, the agreement provides to Litton Common stockholders the right to elect to receive $80 per share in cash, the equivalent of $80.25 in Northrop Grumman common stock, or the equivalent of $80 in liquidation value of a new class of Northrop Grumman preferred stock in exchange for their Litton Common stock. The offer for Litton's Series B Preferred stock remains at $35 per share in cash.

As a result of this pending agreement, the Company has abandoned its plan to dispose of the Advanced Electronics segment, which was presented as a discontinued operation in the Company's first quarter Form 10-Q filed with the Securities and Exchange Commission on December 12, 2000. Accordingly, the Company has reclassified the Advanced Electronics segment from discontinued operations to continuing operations in the accompanying financial statements.

In early January 2001, the Company reached an agreement with the U.S. Navy to modify the CG 47 program and received reimbursement of requests for equitable adjustment for work completed. Under the revised terms, the Company will complete upgrades on four ships of the CG 47 program. The Company also entered into a licensing agreement for prior and future uses under its technology licensing program. The net impact of the two agreements will result in a favorable adjustment of approximately $28 million.

During the second quarter of fiscal year 2001, Ship Systems is undertaking a complete review of the Polar tanker program. The review is expected to result in increased additional cost growth of approximately $35 million.

Safe Harbor Cautionary Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current assumptions and estimates of future performance and economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion identifying important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Company's 2000 Annual Report on Form 10-K, and other documents, filed with the Securities and Exchange Commission.